Oconee Federal Financial Corp. 8-K

Exhibit 99.1

OCONEE FEDERAL FINANCIAL CORP. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Seneca, South Carolina (April 24, 2020) – Oconee Federal Financial Corp. (Nasdaq: OFED) (the “Company”), the holding company for Oconee Federal Savings and Loan Association (“Oconee Federal”), announced today net income of $946 thousand, or $0.17 per diluted share, for the quarter ended March 31, 2020, compared to net income of $952 thousand, or $0.16 per diluted share, for the quarter ended March 31, 2019. For the nine months ended March 31, 2020, net income was $3.0 million, or $0.52 per diluted share compared to net income of $2.7 million, or $0.47 per diluted share, for the nine months ended March 31, 2019.

March 31, 2020 Quarter End Highlights:

•	Thirty-four consecutive quarterly dividends of $0.10 per share since the quarter ended December 2011.
•	Total assets were $502.2 million, a slight decrease of 0.2% from $503.2 million at December 31, 2019.
•	Total loans outstanding were $353.2 million, down from $360.2 million at December 31, 2019.

“The quarter ended March 31, 2020 was a good quarter for Oconee Federal. Net income before taxes increased slightly to $1.19 million compared to $1.15 million for the quarter ended March 31, 2019” stated Curtis T. Evatt, President and Chief Executive Officer. “We have reduced the size of our balance sheet in an effort to combat margin compression brought on by competitive factors. In light of today’s ever changing economic, competitive and interest rate environments, as well as the most recent economic disruptions as a result of the global COVID-19 pandemic, we view our current financial statement position as stable and our Company prepared to succeed as we look forward to our opportunities in the future. ”

Coronavirus/COVID-19 Update:

Our priorities remain, as always, to ensure the safety and well-being of our employees and the community while continuing to provide the highest level of service to our customers. After reviewing the current guidelines of the relevant local, state and federal public health officials, our offices remain open with regular business hours. However we have shifted all teller services and transactions to our drive-thru lanes and limited our retail branch lobbies and offices to “by-appointment-only” service. All in-person withdrawals, deposits and payments will continue uninterrupted via drive-thru service. We will closely monitor the COVID-19 situation and return to normal operations as soon as possible.

Oconee Federal is taking steps to meet the financial services needs of customers adversely affected by COVID-19 related issues. We are participating in the Paycheck Protection Program authorized under the Federal CARES Act as well as prudently working with adversely affected customers by, for example, waiving fees, offering repayment accommodations, extending payment due dates, and increasing daily withdrawal limits at automated teller machines.

Cash Dividend Declared

Total dividends paid during the nine months ended March 31, 2020 were $1.7 million. On April 23, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share of the Company’s common stock payable to stockholders of record as of May 7, 2020, which is payable on May 21, 2020.

About Oconee Federal

Oconee Federal Financial Corp. (NASDAQ Capital Market: OFED) is the holding company of Oconee Federal Savings and Loan Association. Oconee Federal Savings and Loan Association is a federally chartered savings and loan association founded in 1924 and headquartered in Seneca, South Carolina. Oconee Federal Savings and Loan Association is a community oriented financial institution operating eight full-service branch locations in Oconee County, South Carolina, Pickens County, South Carolina, Stephens County, Georgia and Rabun County, Georgia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Association’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify fiscal year forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Investor/Media Contact:

Curtis T. Evatt

President & Chief Executive Officer

Oconee Federal Financial Corp.

201 East North Second Street

Seneca, South Carolina

864-882-2765